EXHIBIT 10.1

DEBIT CARD SPONSORSHIP AGREEMENT

This Debit Card Sponsorship Agreement (“Agreement”), dated as of February 1, 2006, is by and between Ready Credit Corporation, (“Company”), a Nevada corporation located at 800 Nicollet Mall, Suite 2690, Minneapolis, MN 55402 and Palm Desert National Bank (“Bank”), a national bank located at 73-745 El Paseo, Palm Desert, CA 92260.

RECITALS

WHEREAS, Company has developed and is the sole owner of a stored value debit card program (“the Program”); that incorporates the use of a self service kiosk to dispense instant issue stored value prepaid debit cards as approved by the network, and also offers personalized stored value prepaid debit cards, including upgrade of initial issuance stored value prepaid debit cardsby means including the Web, telephone and mail.

WHEREAS, Bank is a member of various Networks for the purposes of issuing prepaid or stored value debit cards; and

WHEREAS, Bank is willing to provide and the rights and privileges that follow from sponsorship to Company for the purposes of issuing the Company’s stored value debit card.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and Bank, intending to be legally bound, hereby agree as follows:

AGREEMENT

ARTICLE I - DEFINITIONS

SECTION 1 - Definitions

Except as otherwise specifically indicated, the following terms shall have the following meanings in this Agreement (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
ACH means the Automated Clearinghouse network, governed by the rules of the National Automated Clearinghouse Association (“NACHA”).

BIN means Bank Identification Number and is a number assigned to Bank by System.

Business Plan means the document attached as Exhibit

Card Product or Card means the various debit cards issued within the Program as the Company shall request and Bank shall approve now and in the future, pursuant to the Operating Rules of the Networks.

Card Account Income means all revenue received from a Cardholder as disclosed in the Cardholder Agreement and other fees as specified from time to time.

Cardholder means the person who is issued or accepts a Card pursuant to the Program.

Cardholder Agreement means the agreement between the Bank and Cardholder governing the terms and use of a Card which shall be executed by Bank and Cardholder prior to the issuance of a Card by Bank and/or prior to Company’s request that a Card be issued to any such Cardholder

Graphic Standards mean all standards, policies, and other requirements adopted by a System from time to time with respect to use of its Marks.

Issuer means a Member Bank that issues Cards.

Item means a transaction that is processed between between parties through the System and its members or through the Processor, the Bank and the Company, including purchases, cash withdrawals, disputes and refunds.

Mark means the service marks, trademarks and copyrights of a System and Bank, including but not limited to, the names and other distinctive marks or logos, which identify a System, and Bank.

Membership means the membership in a System and licensing rights thereto obtained by Bank.

Operating Rules means the operating rules and regulations adopted and written by the System, NACHA, as the case may be, as the same may from time to time be amended, modified, or supplemented.

Processing Services means those services, which are reasonably required or necessary to Issue a Card and/or process a transaction in accordance with the Rules of a System. Such services shall include but not be limited to: account set-up and maintenance, chargeback processing and compliance, Card design, Card production, Card issuance, transaction processing, Settlement, System access, Cardholder dispute resolution, customer service, System compliance, regulatory compliance, security and fraud control, collections, and activity reporting.

Processor means the third party whom Company may retain to perform Processing Services under this Agreement.

Program means the total concept of the Company’sproject inclusive of Buisness Plan, whereby Cardholders will be issued cards for payroll or other funds distribution and which is subject to this Agreement and the business contemplated hereunder.

Program Materials means all materials and methods of marketing used by Company in connection with this agreement, including without limitation, advertisements, brochures, telephone scripts, applications, Cardholder Agreements, and similar materials.

Program Revenues mean all Interchange Fee and other Fees and revenues generated by or accruing under a Card marketed and governed by this Agreement.

Regulatory Authority means, as the context requires and as they may have jurisdiction over one or more parties to this Agreement, any System; any state Department of Financial Institutions, the Federal Deposit Insurance Corporation; The Office of the Comptroller of the Currency; the Office of Thrift Supervision, the Federal Reserve Board, and any federal or state agency having jurisdiction over the Bank, Company, Merchants or Cardholders.

Rules mean the by-laws , operating rules and regulations adopted by any System or the National Automated Clearing House Association, Bank’s procedures and standards, applicable federal and state laws, and any regulations and guidance from any Regulatory Authority, as the same may from time to time be amended, modified, or supplemented.

Settlement means the movement of funds between the Bank, Processor and System in accordance to the Bank’s policies and procedures and System Rules and subject to the terms of this Agreement.

System means, at Bank’s sole discretion, Visa, Pulse, Star, and any other Card network authorization, routing, processing or funds transfer system for transmitting Items and Settlement thereof.

ARTICLE 2 - DUTIES OF COMPANY

SECTION 2.1	Marketing

Company shall, from time to time as determined in Company’s discretion and/or commercial reasonable efforts in accordance with Network Rules, promote and market a Card Product to their customers. Company is solely responsible for all costs and expenses associated with marketing of any Card or Program under this Agreement. Company shall obtain Bank’s prior written approval for any marketing materials bearing Bank's name or any System Mark or name before distribution or broadcast of such materials and Company shall ensure that all marketing materials comply with the Rules.

SECTION 2.2	Scope of Agreement

Company agrees that the scope of this Agreement shall be limited to the Program as that term is defined provided by the Company with the Application. Bank’s obligation to provide to Company any services, sponsorship or otherwise, outside the scope of the Program and/or other than as required by this Agreement must be agreed to in writing executed by both Company and Bank. Company may receive any such services outside the scope of this Agreement from any third party if its receipt of such services does not interfere and/or limit Bank’s ability or right to provide the services provided for in this Agreement.

SECTION 2.3	Additional Offerings

(a) Company may develop materials and/or product offerings or may send additional solicitations to Cardholders ("Additional Offerings") without Bank’s approval provided that such Additional Offerings do not include Bank’s name or any System Mark. Additional Offerings which utilize Bank’s name or any System Mark shall require Bank’s prior written approval, which approval shall not be unreasonably withheld. Company shall supply to Bank in writing all details, terms and conditions of any proposed Additional Offerings which contain Bank’s name or any System Mark before the distribution of such Additional Offerings, and Bank shall have the right to and must approve any such Additional Offering before its distribution.

(b) All income and expense for materials, product offerings, or Additional Offerings will be the income and expense of the Company.

SECTION 2.4	Printing of Cards and Cardholder Agreements

All Cards and Cardholder Agreements shall identify the Bank as the Issuer and include any such names or Marks as may be required to conform to Graphic Standards and Rules or other laws and Regulations. Prior to the issuance of any such materials, the Bank must approve in advance in writing any such materials, including but not limited to the Cards and the Cardholder Agreements, Applications and Statements which shall be developed by solely and exclusively by the Company.

SECTION 2.5	Program Pricing

(a) Company shall be solely responsible for ensuring that all charges and fees to be paid by applicants to become Cardholders shall be those charges that comply with all applicable State and Federal laws, Rules and Regulations. All charges and fees assessed by Company shall be given by Company to Bank in advance and Bank shall have the option, but no obligation, to prohibit or limit such charges and fees if such fees violate an applicable State or Federal Law, Rule, or Regulation. In accordance with Network rules and regulations, and applicable state and federal laws, Bank shall notify Company as soon as possible for any suspected, alledged or noticed compliance issues. The charges and fees paid by Cardholders shall be disclosed in the Cardholder Agreement and Applications given to the Cardholder by Company and Bank at the time the account is opened and when the Card is received.

(b) Company may modify pricing by giving written notice of the proposed modification or addition to the Bank. Company acknowledges and agrees that it shall be solely responsible for ensuring that any such modification or addition complies with the Operating Rules and the Rules and Regulations, which govern Cards and/or Demand Deposit Accounts. Bank shall have the option, but not the obligation, to object to a pricing modification if such modification violates an applicable State or Federal Law, Rule, or Regulation.

SECTION 2.6	Establishment of Cardholder Accounts

Company shall be responsible for accepting and processing Cardholder applications in accordance with the Rules and based on criteria, terms, and conditions used by Company that shall at all times comply with the Rules. The Company, when requested by the Bank, will provide reports indicating compliance with the established criteria.

SECTION 2.7	Third Party Services

Company shall perform or cause to be performed Processing Services for the Program and related activities. Company shall cause all such Processing Services to be performed in accordance with the Operating Rules. Company may employ or contract for such services with third parties. In such an event, Company shall obtain a signed Confidentiality Agreement containing confidentiality provisions comparable to those contained in this Agreement from all such third parties, which shall be applicable to the third parties and their directors, officers, employees or agents. Company shall obtain Bank's prior written approval, which shall not be unreasonably withheld before retaining any third party to provide services for the benefit of or in connection with the Program as directly related to Bank issuance of cards.
The Bank’s approval of any third party shall not in any way relieve the Company of its duties and obligations under this Agreement, nor shall such approval constitute a representation or warranty by the Bank that the services to be performed or products to be furnished by a third party will be performed as agreed or represented.

SECTION 2.8	Deposit and Reserve Accounts

A non-interest bearing account designated “Deposit Account” (“Deposit Account”) shall be established by the Company and controlled by Bank as a custodial account for the total of all Cardholder accounts.

(a)  On each business day during the term of this Agreement, the applicable System will debit or credit the Deposit Account for the net funds required for Settlement with System for purchases and ATM withdrawals made by Cardholders offset by the (i) funds received from System for merchandise returned by Cardholders; and (ii) any other credits received from System that are due to Cardholder on such business day.

(b)  On each business day during the term of this Agreement, Company shall credit the Deposit Account for the following items: (i) funds received from Company for deposit to the Cardholder’s Card account by 3:00 p.m. Central time the previous day; and (ii) any other credits due to Cardholder and payable by Company.

(c)  Company represents and warrants that the Deposit Account will be at all times funded by Company in an amount that is no less than 100% of the total amount of the current day’s balances of Cardholder Accounts, subject to the Company’s next business day crediting of the Deposit Account for deposits to Cardholders’ Card account. The Company, without prior written approval from the Bank, shall not withdraw funds from the Deposit Account, provided that, upon termination of this Agreement, Bank shall return any remaining funds in the Deposit Account in accordance with the terms of this Agreement.

(d)  A non-interest bearing account designated “Reserve Account” shall be established by the Company and controlled by Bank as an account for potential losses for overlimits, fraud, and losses due to disputes or embezzlement. Account shall be funded based on a rolling monthly amount of total of previous months overlimits, fraud, and losses due to disputes or embezzlement.

(e)  Company shall, on a daily basis, cause to be provided to Bank a written report which report shall show the total of funds and/or credits due from Company to Cardholders, the previous day’s balance of Cardholder Accounts and the current day’s balances of Cardholder Accounts. Such written report shall also contain any other information reasonably requested by Bank from time to time that Company can readily produce.

SECTION 2.9	Customer Service Standards

Company shall develop and be responsible for customer service standards for servicing that are designed to promote customer satisfaction and to promote the preservation and growth of the customer base.

Bank may, but shall not be required to monitor or at any time audit or otherwise review compliance with standards to ensure required levels be maintained. The Bank may request additional reasonable customer service standards; if the Bank receives any guidance, complaints or comments from any Regulatory Authority or System or is required to do so by any Operating Rules or Rules, the Company will have thirty (30) days to comply or initiate reasonable steps to effectuate such compliance with a written request from the Bank.

SECTION 2.10	Access to Program Documents and Information

Bank shall at all times have reasonable access to all information and documents it requires to comply, as applicable, with all applicable laws, Regulations, Operating Rules and Rules concerning the Program which the Company may acquire or which may be in the control and possession of Company, including but not limited to information and documents in the possession of any third party providing Processing Services or otherwise performing any of Company’s obligations hereunder, which information and documents include but are not limited to applications for Cards, information concerning Program revenues, information concerning transactions and agreements affecting the management and administration of the Program.

Company shall provide Bank with copies of any and all of the following documents and information, to the extent same exist: applications; advertisements; disclosures; terms and conditions; Company’s policies and procedures promulgated in connection with this Agreement; and any other documentation, processing information or customer service information which the Bank may reasonably request (hereinafter referred to as “Documentation and Processing”). If Bank, in its sole discretion, determines that such Documentation and Processing fails to comply with any law, Regulations or guidance of a Regulatory Authority then Bank may request appropriate changes be made to such Documentation and Processing, and Company will use its best efforts to accomplish such changes as soon as practicable in good faith in accordance with Bank and Regulator standards, and Bank determines in good faith that it has a legal or regulatory risk, such risk to be provided in writing to Company, then Bank may terminate this Agreement upon thirty (30) days written notice, without penalty.

SECTION 2.11	Sponsorship Certification and Administrative Fees

Bank shall complete all registration requirements as required by each applicable System or Network of which the Bank has agreed to become a member after obtaining from Company any corresponding agreements and/or commitments in writing from Company and/or entity(ies) providing Processing Services or any other service in connection with the Program. Company shall pay all applicable fees and expenses of each applicable System as imposed on Bank because of its sponsorship or registration of Company, and as required to maintain the Program. Company and Bank shall use reasonable commercial efforts to deliver to the other, within thirty (30) business days of receipt, a copy of all notices or correspondence (other than confidential information it receives from any System relating specifically to the Program. Company acknowledges and agrees that it is responsible for any and all obligations and compliance related to the operations of the Program which are imposed upon Bank whether by a System, Regulatory Authority, or any Operating Rules and Rules and Company further agrees that it will take all steps necessary to ensure that its operations are in compliance promptly after its receipt of notice thereof from Bank. Bank agrees that it will cooperate with Company to ensure such compliance.

SECTION 2.12	Liability of Company for System and Regulatory Claims.

Company shall be liable to Bank for any and all liabilities and every loss, claim, demand, and cause of action (including, without limitation the cost of litigation and reasonable attorneys' fees) suffered or incurred by Bank as a result of or arising out of the Company’s failure to comply with any provision of this Agreement, the Operating Rules, Rules, applicable laws or Regulations except to the extent such non-compliance is as a result of Bank’s wrongful acts or omissions, provided that Bank provides Company with prompt notice of any such loss, claim, demand, or cause of action and permits Company the option to defend such claim or cause of action. Further, Bank may not settle any claim or cause of action for which it will seek indemnification from Company without Company’s prior written approval.

Should Bank be assessed any fees by any System or Regulatory Authority in connection with this Agreement, Bank shall notify the Company of such amounts ten (10) days prior to the Bank settling these expenses by setting off, drafting or wire transferring from one or more of the accounts for the amounts due except for those amounts identified as the responsibility of the Bank.

SECTION 2.13	Insurance

Company acknowledges its obligation to obtain appropriate General Liability insurance coverage equal to at least One Million Dollars ($1,000,000) for each occurrence and Company will provide Bank with Certificates of Insurance evidencing proof of such policies. Company’s policies shall contain an endorsement providing that written notice shall be given to Bank at least thirty (30) days prior to termination, cancellation or reduction of coverage in the policy. The policy shall also include Bank and its directors, officers, employees and agents as additional insureds with respect to the work or operations done in connection with this Agreement. Coverage will include the processing provided by the Company and/or any third parties Company chooses to process, maintain, emboss or distribute cards.

SECTION 2.14	Reports

Company will advise Bank of all Cardholder complaints or allegations of erroneous or unauthorized transactions, to the extent Company has received notice of such complaint or allegation, for each calendar month within ten (10) business days after the end of each calendar month. Company will respond to Bank within ten (10) business days of notice from Bank with respect to any complaint received by Bank from a Cardholder. Such advisement shall in no way be deemed or interpreted to relieve Company or Bank of any of its respective responsibilities under this Agreement.
Company will also provide to the Bank any other information requested by Bank as may be required, from time to time by regulatory authorities, to ensure that safe and sound business practices are being followed concerning processing, merchant settlement and income to the Bank.

SECTION 2.15	Contingency Plans

Company shall have a viable and tested contingency plan in effect and hereby warrants that any third party performing any of its duties hereunder has represented to Company that it has a viable and tested contingency plan in effect. The plan shall provide for short-term recovery of data for processing, reasonable security, confidentiality of customer data and reasonable period for full recovery in relation to the volume and importance of the application to the Company’s operations and duties under this Agreement.

SECTION 2.16	Error Resolution

Company agrees to resolve, in accordance with the applicable Rules and Operating Rules all alleged errors or unauthorized transactions with respect to any transactions performed or attempted to be performed in accordance with or under this Agreement. In particular, Company agrees, upon notification by Bank of a complaint or allegation, to obtain any and all documentation or data required to resolve the matter, fully investigate the allegations, advise Bank of the results of the investigation and provide an audit trail of information pertinent to the matter, all within any required timeframes required by the Operating Rules but in no event later than ten (10) business days after Bank has provided Company with notice of the complaint or allegations.~~.~~

SECTION 2.17	Records

Company agrees that it will keep, or require third parties to keep, current and accurate records regarding transactions processed by the Company (or any third party whom Company retains) or for the Bank in accordance with System Rules, Operating Rules, and specifications with respect to services performed pursuant to this Agreement. Company agrees that, to the extent permitted by law, it will keep and disclose all documentation and statements required by any applicable laws, Regulations, Operating Rules, and Rules.

SECTION2.18	Security

Company agrees that it will allow only authorized personnel to have access to any systems available pursuant to this Agreement and will require personal and workstation identification for all transactions it enters or processes. It further agrees to establish and comply with all security procedures and systems needed to protect all confidential cardholder information and cards.

SECTION 2.19	Back-Up of Data

To the extent Bank will depend upon any data communications systems provided by Company, Merchant or Cardholder, the Company will require appropriate daily back-up of such data, so that in the event the data communications systems fails, Company or Bank or its designee, at the Bank’s discretion, will be able to continue processing applications and transactions. Company will provide Bank with copies of such back-up plans upon Bank’s reasonable request.

SECTION 2.20	Independent Processor

Company has selected a system approved or registered Card processor, if such registration is required, to process Card transactions and provide Processing Services for the Program. Company shall pay for all processing costs for accounts processed under this agreement. Company will not change the Processor without advance written notification to Bank.

SECTION 2.21	Account Data

Company shall provide to Bank any data and/or other information required to reconcile accounts or substantiate information concerning deposits, returns, chargebacks, fees, or amounts settled or as required by any Regulatory Authority.

Company shall make such data and other information available to the Bank at the sole cost and expense of the Company. Whenever an error or unauthorized transaction is alleged to have occurred, Company shall use its best efforts to obtain all documentation related to the transaction within ten (10) business days of receiving a request for such information from the Bank.

ARTICLE 3 - BANK COMPENSATION

SECTION 3.1	Compensation to the Bank

For its services under this Agreement, Company shall compensate Bank for such services in accordance with the provisions of Schedule B attached hereto.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.1	The Company represents and warrants to the Bank as follows:

(a) This Agreement is valid, binding, and enforceable against the Company in accordance with its terms.

(b)  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and is authorized to do business in each state in which the nature of the Company's activities makes such authorization necessary.

(c)  The Company has the full power and authority to execute and deliver this Agreement and to perform all its obligations under this Agreement. The provisions of this Agreement and the performance by the Company of its obligations under this Agreement are not in conflict with the Company's Articles of Incorporation, bylaws or any other agreement, contract, lease or obligation to which the Company is a party or by which it is bound.

(d) Neither the Company nor any principal of the Company has been subject to any of the following:

(i)	Criminal conviction (except minor traffic offenses and other petty offenses);

(ii)	Bankruptcy filing or petition;

(iii)	Federal or state tax lien;

(iv)
Administrative or enforcement proceedings commenced by the Securities and Exchange Commission, any state securities Regulatory Authority, Federal Trade Commission, federal or state bank regulator, or any other state or federal regulatory agency; or

(v)	Restraining order, decree, injunction, or judgment in any proceeding or lawsuit, alleging fraud or deceptive practice on the part of the Company or any principal thereof.

(e) For this subparagraph, the word "principal" shall include any officer or director owning ten percent (10%) or more of the Company, and any person actively participating in the control of the Company's business.

(f) The Company will provide to the Bank the most recent audited financial statements. Company agrees to provide audited financial statements on an annual basis, as soon as possible, and in any event within ninety (90) days after the end of the Company’s fiscal year, and interim quarterly financial statements if requested.

(g) Annual Federal Tax Return will be sent to Bank within fourteen (14) days after filing for Company and any principals ;

(h) As soon as possible, and in any event within ninety (90) days after the end of the Company’s fiscal year it will provide the Bank with a copy of most recent Form 10-K filed with the U.S. Securities and Exchange Commission, if applicable.

(i) It will comply with the Operating Rules, Rules and any laws, Regulations, guidance, orders or rules issued by the Regulatory Authorities that relate to the cards, matters and transactions contemplated by this Agreement and shall cause all third parties performing any of its respective obligations hereunder to comply with all of the foregoing, as may be applicable.

(j) The Company is familiar with and able to fully comply with (i) the Rules and Operating Rules, as applicable; and (ii) the applicable federal laws and Regulations and the laws and Regulations in the states in which the Company does or may do business, including, without limitation, those laws, Rules and Regulations governing the Program and card services.

ARTICLE 5 - DUTIES OF BANK

SECTION 5.1	Background Investigation of Company

Bank may conduct, at its expense, reasonable investigation as it may from time to time believe appropriate, and Company shall cooperate with Bank in connection therewith. Company consents, on an ongoing basis, to Bank’s obtaining any consumer credit report or other investigative documentation on Company, which Bank deems relevant for any purpose, related to this Agreement.

SECTION 5.2	Membership in System

Bank represents that it is a member of Visa U.S.A., Star, Pulse and other Systems as may be appropriate, and in good standing and will promptly notify Company in writing of any changes to Bank’s standing with the aforementioned organizations.

SECTION 5.3	Notices

Bank shall deliver to Company a copy of all notices or correspondence that it receives from the System, or any other third party, relating specifically to Bank's sponsorship of Company, within thirty (30) business days of receipt of such notice or correspondence unless legally or contractually prohibited from doing so, or unless the information is of a confidential nature.

SECTION 5.4	Settlement

Bank will settle funds with various Networks that Company and Bank have agreed to utilize for acceptance of the card issued under this program.

ARTICLE 6 - EXPENSES

SECTION 6.1	Expenses of Bank

Bank shall be solely responsible for the following expenses:

(a) Bank's own internal costs and expenses incurred in connection with maintaining the Deposit Account(s) and, except as may be otherwise agreed herein, its own internal monitoring of the Program, including all legal expenses.

(b) All annual Membership fees relating to Bank's general licenses with and general Membership in any System utilized by the Bank in connection with the Program, and any fines and penalties, or portion thereof, assessed by any such System or any Regulatory Authority due to Bank's negligence, fraud or willful misconduct, excluding any fines or penalties caused by Company or its officers, directors, employees or agents.

(c) Such other services and expenses that Bank may deem necessary or appropriate for the Program and which are not the obligation of Company hereunder.

SECTION 6.2	Expenses of Company

Company shall be solely responsible for payment to Bank or on Bank’s behalf, to the extent Bank incurs such charges, for expenses associated with the Program, including but not limited to the following:

(a) All fees, penalties, assessments, expenses, etc. payable to any System for any current or future registration of Company, except to the extent such penalties or assessments are due to the acts or omissions of Bank.

(b) All System fees associated with BINs assigned to Bank for Company, including but not limited to transaction and volume fees, quarterly operating certificate or quarterly Membership fees related to the Program or pursuant to any Agreement between Bank and System.

(c) All fines and penalties assessed by any System or any Regulatory Authority (other than Bank) due to Company’s actions or the actions of any third party retained by Company.

(d) Any losses sustained from any Card or Account for any reason, except to the extent such loss was caused by Bank’s negligence or willful misconduct.

Company also agrees that it is solely responsible for the following expenses that Company will incur:

(e) Advertising and other expenses associated with the marketing incurred by Company, any party under its control or any party for which it is providing services, not including Bank.

(f) All expenses associated with establishing and maintaining any accounts with, or receiving services from, any financial institution providing Settlement;

(g) Costs incurred by any Processor or by Company or any part under its control or any party for which it is providing services for any account processing.

(h) Expenses associated with manufacturing, embossing, and mailing Cards, which are incurred by Company and are associated with BINs assigned to Bank for Company.

(i) All other amounts incurred in connection with customer service, balance inquiries, 800 numbers, automated response unit (ARU) programming, chargebacks, fraud and/or administration of the Program, as provided in this Agreement (except those specifically made the responsibility of Bank pursuant to Section 6.1).

(j) All fees and charges set out in Section 3.1.

ARTICLE 7 - LIMITATION OF LIABILITY

SECTION 7.1	Limitation on Liability

Other than stated herein and subject to Section 7.2 herein, Bank shall not be liable for any loss or damage, direct or indirect, for any cause whatsoever, (including, but not limited to, those arising out of or related to this Agreement) with respect to any claim or allegation made by any Cardholder, third party, or Company, including but not limited to an allegation of an erroneous or unauthorized transfer or transaction, provided that Bank will be liable for any losses associated with Bank’s gross negligence or intentional misconduct with respect to the funds in the Deposit Account.

SECTION 7.2	No Special Damages

In no event shall Bank or Company be liable under any theory of tort, contract, strict liability or other legal or equitable theory for any lost profits, exemplary, punitive, special, incidental, indirect or consequential damages, each of which is hereby excluded by agreement of the parties regardless of whether or not Bank or Company has been advised of the possibility of such damages. This section 7.2 should not be construed to limit the liabilities and obligations of the parties under section.

SECTION 7.3	Disclaimer of Warranties

Bank’s and Company’s express warranties in this agreement are its only warranties and Bank and Company specifically disclaim all other warranties of any kind, express or implied, arising out of or related to this Agreement, including without limitation, any warranty of merchantability or fitness for a particular purpose or non-infringement. Bank’s and Company’s liability to each other hereunder shall in no event exceed an amount equal to actual monetary damages incurred by Company and/or Bank, as applicable.

ARTICLE 8 - TERM OF AGREEMENT

SECTION 8.1	Term

This Agreement is effective from the date hereof and shall extend for five (5) years (the "Original Term").

SECTION 8.2	Renewal

After the Original Term, this Agreement shall automatically be renewed for consecutive periods of two (2) years (each a "Renewal Term") unless either party gives the other party written notice at least one hundred eighty (180) days prior to the termination date of the Original Term or the then-current Renewal Term that the Agreement will not be renewed.

Notwithstanding the first paragraph of this Section 8.2, Bank agrees that Company may terminate this Agreement without cause at any time. Company agrees that its decision to terminate without cause, i.e., not a termination for cause pursuant to Section 8.3, prior to the expiration of the term will result in administrative costs and fees to the Bank and therefore agrees to pay a cancellation fee, in addition to other damages, in the following amounts:

(a)	During first year	$10,000.00
(b)	During second year	$5,000.00
(c)	During third year	$2,500.00
(d)	During fourth year	$1,500.00
(e)	During fifth year	$1,500.00
(f)	During any renewal period	$1,500.00

Company furthermore agrees such cancellation fee will be paid immediately upon written notice of termination.

SECTION 8.3	Termination

(a) Either Bank or Company shall have the right, subject to the requirements of Section 8.4 below, to terminate this Agreement upon written notice to the other party upon occurrence of one or more of the following events:

(i)
Any material breach, so long as the breach is not due to the negligence, fraud or willful misconduct of the terminating party, but only if the failure continues without appropriate cure steps as agreed by the parties for a period of;

(a) thirty (30) days after the non-performing party receives written notice from the other party specifying the breach in the case of a failure not involving the payment of money, or

(b) ten (10) days after the non-performing party receives written notice from the other party specifying the breach in the case of a failure to pay any amount then due hereunder, or
(c) immediately, in connection with intentional misconduct with respect to the Deposit Account.

(i)	The gross negligence, fraud, or willful misconduct of the other party. Such termination shall be effective immediately upon giving written notice of termination for such cause to the other party.

(ii)	The other party;

(a)
voluntarily commencing any proceeding or filing any petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign Bankruptcy, insolvency, liquidation or similar law, or

(b)	applying for or consenting to the appointment of a receiver, trustee, custodian, sequestrator or similar official for such party or for a substantial part of its property or assets, or

(c)	making a general assignment for the benefit of creditors, or

(d)	taking corporate action for the purpose of effecting any of the foregoing.

(iii)	The commencement of an involuntary proceeding or the filing of an involuntary proceeding or the filing of an involuntary petition in a court of competent jurisdiction seeking;

(a)
relief in respect of the other party, or of a substantial part of its property or assets under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, or

(b)	the appointment of a receiver, trustee, custodian, sequestrator or similar office for the other party or for a substantial part of its property or assets, or

(c)
the winding up or liquidation of the other party, if such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for sixty (60) days.

(v)	Upon any change to or enactment of any law or regulation which would have a material adverse effect upon Bank, Company, or the Program.

(vi)	Failure of the Bank to maintain its System Memberships.

(vii)	Any uncured material default by the Company with respect to its obligations to comply with the Rules or Operating Rules.

(viii)	If a Regulatory Authority or a System demands that this Agreement be terminated or modified in a materially adverse manner.

(ix)
If, upon review of the regulatory authorities governing this Agreement, Company determines in its sole discretion that such regulatory authorities either prohibit the operation of the Program or would cause the operation of the Program to adversely affect Company’s business operations.

(b) Bank may terminate, limit production, or restrict access to any Cardholder under this Agreement by giving thirty (30) days advance written notice to the Company; however, if Bank at any time determines that continued operation under this Agreement may adversely affect the Bank’s safety and soundness or if the Bank has knowledge of or evidence of fraud, the Bank can terminate the Agreement immediately.

SECTION 8.4	Survival of Payments and Survival of Obligations upon Termination

Upon notice of termination and/or cancellation of this Agreement at any time for any reason, including pursuant to Section 8.3, and at the Bank’s written request, Company shall promptly provide notice of cancellation of the Program to all affected Cardholders processed through BINs assigned to the Bank and shall take appropriate action to cause all Cards to be cancelled or reissued and if applicable, money on deposit with the Bank to be refunded to the Cardholders. Additionally, upon the effective date of termination of this Agreement, Company will discontinue all use of the Bank’s name and Marks and the name and Marks of any System. At the Bank’s option and upon written notice to Company, this Agreement shall continue in full force and Bank shall continue to provide the services currently then being provided until such time as all Cards are so cancelled or reissued, but in no event exceeding ninety (90) days from notice of cancellation and/or termination. If such termination is made by Bank pursuant to Section 8.3(a), Bank, in addition to any other rights and/or remedies it may have at law and/or at equity, will have the option to withhold and pay directly expenses that it has incurred from any of the accounts, including Settlement, Bank fees, System expenses and chargebacks or any other charges, fees or costs.

Upon termination of this Agreement and cancellation of the Program, Bank shall, upon Company’s request, provide Company with reasonable transition assistance so that Company may transition the Program to another financial institution.

SECTION 8.5	Disposition of the Deposit and Reserve Accounts

Upon the termination of this Agreement for any reason including but not limited to the termination and/or expiration of this Agreement at the end of the Initial Term or any Renewal Term, this Agreement shall remain in full force and effect with respect to all provisions regarding the Deposit or Reserve Accounts and Company’s obligations and duties with regard to resolving any alleged errors or unauthorized transactions. However, an amount representing total alleged errors or unauthorized transactions at termination and for 90 days subsequent to termination will be required to be deposited in a suspense account held by Bank, provided that Bank shall release to the Company all funds in the suspense upon the earlier of 90 days following termination or the resolution of all outstanding alleged errors or unauthorized transactions. The balance of the Deposit and Reserve Accounts shall remain with and be equal to the total of the outstanding balance for all issued cards and Reserve Amounts, pursuant to this Agreement, provided that Bank shall return funds in the Deposit Account to Company upon the transfer of the issued cards to a new financial institution in an amount equal to the outstanding balance on the issued cards that are transferred. In addition, notwithstanding the foregoing, upon termination of this Agreement, Bank shall promptly return to Company an amount equal to the funds in the Deposit Account less the outstanding balance on the issued cards. The Bank may, in its sole discretion, place a hold on all such funds and/or disburse such funds in accordance with this Agreement and the Rules, provided that Bank exercises its discretion in good faith.

SECTION 8.6	Chargebacks, Disputed, or Erroneous Transactions

In the event of termination or expiration, this Agreement shall remain in full force and effect with respect to all provisions regarding chargebacks, disputed, erroneous transactions, and allegedly erroneous or unauthorized transactions. Company shall continue to process and service those accounts in dispute or with account liability under this Agreement. After Company has paid Bank in full for any items and allegedly erroneous or unauthorized transactions, accounts that become loss accounts shall be Company's property and shall be assigned, transferred and conveyed by Bank to Company or Company’s designee, unless such losses are due to Bank’s negligence or intentional misconduct.

SECTION 8.7	Return of Materials

Each party agrees that upon termination of this Agreement and the request of the other party, it will send certification of its destruction of, or deliver to the other party, all written and tangible material in its possession which incorporates any Confidential Information belonging to the other party, or otherwise relates to the other party’s businesses, except that information which must be retained as required by Regulatory Authority or System to comply with retention guidelines.

ARTICLE 9 - CONFIDENTIALITY

SECTION 9.1	Confidential Information

Under this Agreement, the parties will be disclosing to each other certain confidential and proprietary information including customer lists, customer data, business plans, software, data, prototypes, documentation, customer information, and other business and/or technical information (the “Information”). The Information may be disclosed in either oral or written form.

The receiving party shall hold the Information in confidence and shall prevent the disclosure of the Information, unless it is in accordance with the terms of this Agreement. The receiving party shall use the Information only for the purpose of fulfilling its obligations under the Agreement; shall reproduce the Information only to the extent necessary for such purpose; shall restrict disclosure of the Information to its employees and agents with a need to know; and shall advise such employees and agents of the nondisclosure obligation assumed herein. Other than as expressly permitted by this Agreement, the receiving party shall not disclose Information to any third party without prior written approval of the other party.

The above restrictions on the use or disclosure of Information shall not apply to any Information:

(a)
which, as established by the receiving party’s written records, is independently developed by the receiving party or its affiliated company or lawfully received free of restriction from another source having the right to so furnish such Information;

(b)	after it has become generally available to the public without breach of this Agreement or any other agreement to which Company is a party;
(c)	which the disclosing party agrees in writing is free of such restrictions; or
(d)	was in the receiving party’s possession as of the date of this Agreement

Information may be disclosed where a party is legally required to disclose such information, including pursuant to a governmental or judicial order, provided that the receiving party notifies the disclosing party of the pending disclosure prior to such disclosure, unless the disclosing party is legally or contractually prohibited from doing so. Information may also be released to the Processor to the extent necessary and required to process transactions and service Cardholder’s accounts as required pursuant to the Rules and Regulations.

All Information shall remain the property of the disclosing party and shall be returned upon written request or upon the receiving party’s determination that it no longer has a need for such Information.

The parties acknowledge that in the event either party breaches the terms of this Section 9.1, the non-breaching party shall be entitled to injunctive relief in addition to any other remedies that may be available to it at law or under the terms of the Agreement.

SECTION9.2	Access

Unless prohibited by applicable law, Company shall provide to Bank full access to all account information in whatever available form or medium necessary for Bank to perform its obligations hereunder and agrees to cooperate fully and promptly with any reasonable request from a Regulatory Agency or Bank’s auditors or compliance personnel to obtain any records, including inspection at Company’s premises or the of premises any third party, which are related in any way to this Agreement or Company’s ability to comply with its terms, provided that Bank shall bear its own costs in connection with any such request.

ARTICLE 10 - GENERAL PROVISIONS

SECTION 10.1	Indemnification

(a) Company covenants and agrees to indemnify and hold Bank, its parent or affiliates, and their respective officers, directors, employees, agents and permitted assigns harmless, against any losses or expenses arising out of this Agreement including but in no way limited to those arising from any legal action, claim, demand or proceedings brought against any of them as a direct result of; (1) any negligence, fraud or willful misconduct by Company, its officers, directors, employees, agents, merchants or Cardholders or their officers, directors, employees or agents; (2) any action or omission of Company or its officers, directors, employees or agents or action or omission by Cardholders or merchants or their banks which violates any law, Regulation or Rule; (3) any claim relating to obligations owed to or by Company or any third party retained by it; (4) actions taken by Bank in accordance with or in good faith reliance upon information or instructions provided by Company or by its agents; (5) Company’s or its agents failure to comply with any federal, state, or local laws or Regulations, the Operating Rules or Rules; (6) the acts of omissions of the Processor; (7) the breach of this Agreement by Company; and (9) any breach of the agreement between Company and Processor. This provision shall not apply to the extent such claim is the direct result of any negligence, fraud, willful misconduct or material breach by Bank or to the extent the Bank is obligated to provide indemnity under sub paragraph (b) below.

(b) Bank covenants and agrees to indemnify and hold Company, its parent or affiliates, and their respective officers, directors, employees, agents and permitted assigns, harmless against any losses or expenses arising from any legal action, claim, demand or proceedings brought against any of them to the extent they are the direct result of Bank’s (or its officers, directors, employees, or agents’) breach of this Agreement, negligence, fraud or willful misconduct, or failure to comply with the Operating Rules, Rules, applicable laws or Regulations. This provision shall not apply to the extent such claim arises out of any gross negligence, fraud, willful misconduct, or breach by Company or its officers, directors employees or agents or to the extent the Company is obligated to provide indemnity under sub paragraph (a) above.

 (c) If any claim or demand is asserted against any party or parties (individually or collectively, the “Indemnified Party”) by any person who is not a party to this Agreement in respect of which the Indemnified Party may be entitled to indemnification under the provisions of subsections (a) or (b) above, written notice of such claim or demand shall promptly be given to any party or parties (individually or collectively, the “Indemnifying Party”) from whom indemnification may be sought. The Indemnifying Party shall have the right, by notifying the Indemnified Party within ten (10) business days of its receipt of the notice of the claim or demand, to assume the entire control (subject to the right of the Indemnified Party to Participate at the Indemnified Party’s expense and with counsel of the Indemnified Party’s choice) of the defense, compromise or settlement of the matter, including, at the Indemnifying Party’s expense, employment of counsel of the Indemnifying Party’s choice. If the Indemnifying Party gives notice to any Indemnified Party that the Indemnifying Party will assume control of the defense, compromise or settlement of the matter the Indemnifying Party will be deemed to have waived all defenses to the claims for indemnification by the Indemnified Party with respect to that matter. Any damages to the assets or business of the Indemnified Party caused by a failure of the Indemnifying Party to defend shall be included in the damages for which the Indemnifying Party shall be obligated to indemnify the Indemnified Party.

SECTION 10.2	Arbitration

In the event of any dispute between Bank and Company relating to this Agreement, or their performance hereunder, Bank and Company agree that such dispute shall be resolved by means of binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association (the “AAA”), subject to any modifications contained in this Agreement, and judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. The arbitration decision shall be binding upon the Bank and Company. The arbitrator(s) shall be limited to awarding compensatory damages and shall have no authority to award punitive, exemplary or similar type damages. The dispute shall be determined by one (1) arbitrator, except that if the dispute involves an amount in excess of One Million Dollars ($1,000,000) (exclusive of interest and costs), three (3) arbitrators shall be appointed to decide by majority vote unless the parties agree otherwise. The arbitrator(s) shall be selected from panels maintained by the AAA unless the parties agree otherwise. The determination of the arbitrator shall be binding upon the parties and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator(s) shall base the award on the applicable law judicial precedent, which would apply if the Dispute were decided by a United States District Court Judge sitting in California. The award shall be in writing and include the findings of fact and conclusions of law upon which it is based unless the parties agree otherwise. Notwithstanding the foregoing, no party shall be prevented from seeking injunctive relief from a court of competent jurisdiction in order to enforce this Agreement. Depositions may be taken and other discovery may be obtained during such arbitration proceedings to the same extent authorized in civil judicial proceedings. The arbitrator(s) will resolve any discovery disputes. The arbitrator(s) and counsel of record will have the power of subpoena process as provided by law. Arbitration fees payable to the arbitrator in advance of an award shall be paid equally by the parties to the dispute. The arbitrator(s) shall award recovery of all costs and fees (including reasonable attorneys’ fees, administrative fees, arbitrator fees, costs and expenses) to the prevailing party. The arbitrator(s) may also grant provisional or ancillary remedies including, without limitation, injunctive relief, attachment or the appointment of a receiver, either during the pendency of the arbitration proceeding or as part of the arbitration award. The arbitration shall be governed by the substantive laws of the State of California without regard to conflicts of law rules. The arbitration proceedings shall be conducted in Palm Desert, California, unless the parties agree otherwise.

SECTION 10.3	Disclosure

(a) Each party shall promptly notify the other of any action, suit, proceeding, facts and circumstances, and the threat of reasonable prospect of same, which might give rise to any indemnification hereunder or which might materially and adversely affect either party's ability to perform this Agreement.

(b) Each party represents and warrants to the other that it has no knowledge of any pending or threatened suit, action, arbitration or other proceedings of a legal, administrative or regulatory nature, or any governmental investigation, against it or any of its affiliates or any officer, director, or employee which has not been previously disclosed in writing and which would materially and adversely affect its financial condition, or its ability to perform this Agreement.

SECTION 10.4	Legal Compliance

Company represents and warrants that it is familiar with the requirements of all applicable laws, regulations Operating Rules and Rules, including but not limited to federal and state consumer protection laws and agrees that it shall be solely responsible for complying and causing all third parties to comply with all such laws and Regulations and all other applicable laws and Regulations relating to its activities under this Agreement, now and in the future. Nothing in this Section 10.4 shall relieve Company of its obligations under this Agreement including, without limitation, the requirements of Section 2.

Without limiting the generality of the foregoing and other terms and conditions herein, Company’s obligations under this Agreement, including without limitation, its responsibility for all legal compliance, shall in no way be affected, altered and/or waived in the event Bank performs, exercises or fails to exercise, any right, obligation, option, or otherwise, to provide instruction, guidance, or recommendations of any kind, and/or review, any aspect of the Program.

SECTION 10.5	Legal Authority

Company and Bank each represents and warrants to the other that it is a corporation duly organized and validly existing as of the date of this Agreement, that all consents and approvals necessary for this Agreement to be valid and binding on it have been obtained, and that fulfillment of its obligations pursuant to this Agreement does not conflict with any provision of any state or Federal law applicable to it or any other contract to which it is a party.

SECTION 10.6	Force Majeure

Neither party shall be liable for any failure or delay on its part to perform, and shall be excused from performing any of its non-monetary obligations hereunder if such failure, delay or non-performance results in whole or in part from any cause beyond the absolute control of the party, including without limitation, any act of God, act of war, riot, earthquake, fire, explosion, natural disaster, flooding, embargo, sabotage, government law, ordinance, rule, regulation, order or actions. Either party desiring to rely upon any of the foregoing as an excuse for failure, default or delay in performance shall, when the cause arises, give to the other party prompt notice in writing of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party. This Section 10.6 shall in no way limit the right of either party to this Agreement to make any claim against third parties for any damages suffered due to said cause. If any performance under this Agreement is postponed or extended for longer than sixty (60) calendar days Bank or Company may, by written notice, terminate the Agreement immediately.

SECTION 10.7	Relationship of Parties

Bank and Company agree they are independent contractors to each other in performing their respective obligations hereunder. Nothing in this Agreement or in the working relationship being established and developed hereunder shall be deemed or is intended to be deemed, nor shall it cause, Bank and Company to be treated as partners, joint ventures, or otherwise as joint associates for profit.

SECTION 10.8	Regulatory Examinations and Financial Information

Company agrees to submit to and cooperate fully and promptly with any examination that may be required by any Regulatory Authority, Bank auditors or Bank’s compliance personnel. Company shall also promptly provide to Bank any information, which may be reasonably required by any Regulatory Authority or Bank’s auditors or compliance personnel in connection with their audit or review of Bank or the Program. Company shall promptly furnish Bank, at Company's expense, with financial statements. Company shall also promptly provide such other information as Bank may from time to time request with respect to the financial condition of Company and such other information as Bank may from time to time request with respect to third parties retained by Company.

Bank may require based on risk or suspected risk an annual operational audit of Company’s operations to be performed by the bank or a third party as designated by the Bank. All of expenses associated with the performance of such an operational audit shall be the sole responsibility of the Company.

SECTION 10.9	Governing Law

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California. The parties hereby consent to service of process, personal jurisdiction, and venue in the state and federal courts in Palm Desert, California or Riverside County, California.

SECTION 10.10	Severability

In the event that any part of this Agreement is ruled by a court, Regulatory Authority (other than Bank), or other public or private tribunal of competent jurisdiction to be invalid or unenforceable, such provision shall be deemed to have been omitted from this Agreement. The remainder of this Agreement shall remain in full force and effect, and shall be modified to any extent necessary to give such force and effect to the remaining provisions, but only to such extent.

SECTION 10.11	Survival

All representations and warranties and terms of this Agreement herein shall survive any termination or expiration of this Agreement

SECTION 10.12	Successors and Third Parties

Except as limited by Section 10.13, this Agreement and the rights and obligations hereunder shall bind, and inure to the benefit of the parties and their successors and permitted assigns.

SECTION 10.13	Assignments

The rights and obligations of the Company and Bank under this Agreement are personal and are not assignable either voluntarily or by operational law, without prior written consent from the Bank, provided that Company may transfer, assign, or dispose of its rights or obligations under this Agreement without Bank’s consent to a parent, affiliate, or subsidiary, or to any successor as a result of any merger, consolidation, or other corporate reorganization of such party or any sale of all of substantially all of the stock or assets of such party.

SECTION 10.14	Notices

All notices, requests, financial statements and approvals required by this Agreement shall be in writing and shall be deemed to have been duly given as follows: (i) upon receipt if personally delivered; or (ii) upon deposit in the mail, if sent by certified or registered mail, postage prepaid, return receipt requested, or by overnight carrier, addressed as indicated below, or at such other address of which the notifying party hereafter receives notice in conformity with this section.

To Bank:	Palm Desert National Bank	To Company:	Ready Credit Corporation
	72-760 El Paseo		800 Nicollet Mall, Suite 2690
	Palm Desert CA 92260		Minneapolis, MN 55402
	Attention: Jim Tingey		Attention: Tim Walsh
	760-340-9693; Fax: 760-779-8576		612-279-2004; Fax: 612-338-7332
	Email: jtingey@pdnb.com		Email: tim@readycreditcorp.com

SECTION 10.15	Waivers

Neither party shall be deemed to have waived any of its rights, powers, or remedies hereunder except in writing signed by an authorized agent or representative of the party to be charged. Either party may, by an instrument in writing, waive compliance by the other party with any term or provision of this Agreement on the part of the other party to be performed or complied with. The waiver by either party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

Notwithstanding the generality of the foregoing, and for illustrative purposes only, Bank and Company shall not be deemed to have waived any of their respective rights as a result of any course of dealing or by its exercise or non-exercise of any right of approval or recommendation or supply of information, including without limitation, in the event that Bank has the right to review or approve any aspect of the Program and declines and/or does not for any reason exercise or opt to exercise that right.

SECTION 10.16	Entire Agreement; Amendments

This Agreement constitutes the entire Agreement between the parties and supersedes all prior Agreements, understandings, and arrangements, oral or written, between the parties with respect to the subject matter hereof. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought.

SECTION 10.17	Counterparts

This Agreement may be executed and delivered by the parties in counterpart, each of which shall be deemed an original and both of which together shall constitute the same instrument.

SECTION 10.18	Exclusivity

This program is exclusive to the Bank, to the extent that the Bank’s Capital to Deposit ratio remains within compliance guidelines, in which case bank will relinquish right of exclusivity. Other programs issued by the Company may be presented to the Bank and Bank has first right of refusal to accept program.

IN WITNESS WHEREOF, this Agreement is executed by the parties as of the date and year first above written.

February 2, 2006 Date	PALM DESERT NATIONAL BANK By: Tim Walsh Name and Title: Chief Executive Officer

February 2, 2005 Date	“COMPANY” By: James Tingey Name and Title: Senior Vice President, Administration

SCHEDULE B
BANK FEES AND CHARGES

SET- UP FEES

One-time program set-up fee:	$5,000.00

ANNUAL FEES
Any System Sponsorship Fees (passed through from networks):
a.	$5,000 Visa ISO registration ($2,500 annual renewal)
b.	$100 STAR Marketing Service Organization fee
c.	Any other Network fees

CARD FEES

Monthly card maintenance fee:	$0.08	per card 1-10,000 cards
	$0.07	per card 10,001-25,000
	$0.06	per card 25,001-50,000
	$0.05	per card 50,001-100,000
	$0.04	per card 100,001+

Completed transaction fee*:	$0.08	per trans 1-100,000
	$0.07	per trans 100,001-250,000
	$0.06	per trans 250,001-500,000
	$0.05	per trans 500,001-2,000,000
	$0.04	per trans 2,000,000+

Revenue share on interchange (to RCC):	40%	1-10,000 cards
	50%	10,001-50,000 cards
	60%	50,001+ cards

* Completed transactions include: loads, signature POS (settled), debit POS, and debit ATM.

SCHEDULE C
ACCOUNT FUNDS FLOW
(Attached)